October 26, 2022

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Alaska Airlines makes biggest Boeing aircraft order in its 90-year history

We're adding 52 Boeing aircraft with rights for an additional 105, setting us up for long-term growth

SEATTLE – Alaska Airlines announced today it is exercising options to purchase 52 Boeing 737 MAX aircraft for delivery between 2024 and 2027, growing the airline’s confirmed 737 MAX fleet from 94 to 146. Alaska also secured rights for 105 more planes through 2030, ensuring access to sufficient aircraft for fleet replacement and growth. This agreement represents the largest commitment for future aircraft in the airline’s history.
“This investment secures aircraft to optimize our growth through the next decade, which we know will be a formidable competitive advantage,” said Alaska Airlines CEO Ben Minicucci. “We’re proud of the strong financial foundation that uniquely positions Alaska to make this commitment to our future, and of the fantastic partnership we share with our hometown aircraft manufacturer at Boeing.”
Already operating a fleet of 35 737-9 aircraft, we expect to accept delivery of another 43 MAX aircraft between now and the end of 2023 – at which point we will once again operate a mainline fleet solely of Boeing aircraft. The performance of the 737-9 has exceeded expectations on economics and fuel efficiency, as well as guest satisfaction.
This order positions Alaska’s fleet as one of the most efficient, environmentally friendly, and profitable fleets in the industry. The order includes 737-8, 737-9 and 737-10 aircraft, enabling Alaska to optimally match aircraft size and capability with market characteristics. We have full flexibility to shift between 737 MAX models as appropriate.
“As Alaska Airlines sustainably grows its fleet, the 737 MAX family offers environmental performance and flexibility to expand service across its route network,” said Stan Deal, president and CEO of Boeing Commercial Airplanes. “Built in our Renton factory near Alaska’s headquarters in Washington state, these airplanes will carry passengers to destinations for years to come.”
This order gives Alaska line of sight to operating more than 250 737 MAX series of aircraft by 2030. The flexibility built into the agreement allows us to match our deliveries with economic conditions while saving our place in the production line.
Fast Facts
•By 2030, Alaska could operate more than 250 new aircraft from the 737 MAX series.
•In 2023, a new 737 MAX will be delivered approximately every 10 days.
•These new aircraft join Alaska’s fleet of 737-900ERs, 737-900s, 737-800s and 737-700s.
•Alaska is on track to sunset Airbus aircraft by the end of 2023.

About Alaska Airlines
Alaska Airlines and our regional partners serve more than 120 destinations across the United States, Belize, Canada, Costa Rica and Mexico. We emphasize low fares and award-winning customer service. Alaska is a member of the oneworld global alliance. With the alliance and our additional airline partners, our guests can travel to more than 900 destinations on more than 20 airlines while earning and redeeming miles on flights to locations around the world. Learn more about Alaska at news.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group.

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